Exhibit 19.1

EMERSON RADIO CORP.
INSIDER TRADING POLICY

(Adopted October 22, 2019)

This Emerson Radio Corp. Insider Trading Policy (this “Policy”) provide guidelines to all directors, executive officers and employees of Emerson Radio Corp. and its subsidiaries (collectively, the “Company”) with respect to trading in the stock or other securities of the Company (“Company securities”), as well as the securities of publicly traded companies with whom the Company has a business relationship.

U.S. federal and state securities laws prohibit the purchase or sale of a company’s securities by anyone who is aware of material information about that company that is not generally known or available to the public. These laws also prohibit anyone who is aware of material, non-public information from disclosing that information to others who may trade. Companies and their controlling persons may also be subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

This Policy is intended to protect the reputation of the Company and its personnel and to help guard them from legal liability. Those who violate this Policy will be subject to disciplinary action by the Company. This Policy is not intended to result in criminal liability, or in civil liability to third parties, which would not exist in the absence of this Policy.

The Basic Rule: No Trading on Material, Non-Public Information

Directors, executive officers and employees of the Company shall not trade in Company securities while in possession of material, non-public information relating to the Company. They also shall not trade in the securities of any other company about which they have material, non-public information where such information is known to them through their relationship with the Company.

These constraints also apply to (i) family members and others living in the same household as the director, executive officer or employee and (2) accounts that are controlled or subject to the influence of the director, executive officer or employee, his or her family members, or others in his or her household.

Information is deemed “material” if it could reasonably be expected to affect the price of Company securities. The information may be positive or negative. Financial information is frequently material, even if it covers only part of a fiscal period or less than all of the Company’s operations, since either of these might convey enough information about the Company’s consolidated results to be considered material information.

Some other common examples of material information are projections or changes in estimates of future earnings; proposed acquisitions, divestitures or joint ventures; significant new products or licensing arrangements; gain or loss of a substantial customer or supplier; significant expansion or curtailment of operations; information regarding significant litigation, governmental proceedings or cybersecurity breaches; changes in senior management or the board of directors; or corporate financings, stock offerings, or repurchases by the Company.

Disclosure of Non-Public Information Is Prohibited

Directors, executive officers and employees of the Company are prohibited from disclosing to anyone inside or outside the Company any confidential, non-public information relating to the Company, including technical, proprietary or business-sensitive information obtained at or through the Company, except on a need-to-know basis and where there is no reason to believe that the information will be misused or improperly disclosed. This prohibition applies to all confidential, non-public technical, proprietary or business-sensitive information relating to the Company, whether or not it is deemed “material” as described above. Information is “non-public” if it is not generally known or available to the public. Information may still be “non-public” even though it is widely known within the Company.

Blackout Periods Regarding Company Securities

Quarterly Blackout Periods: All directors, executive officers and employees of the Company who have access to, or assist in compiling, the Company’s financial data shall refrain from trading in Company securities for four quarterly periods (each, a “quarterly blackout period”) each year and such additional periods as announced. Each quarterly blackout period begins on the fifteenth (15th) day of the third month of each fiscal quarter and ends two (2) business days after the Company publicly releases its quarterly financial and operational results.

Event-Specific Blackout Periods: Personnel privy to material information concerning the Company which is the subject of a public announcement shall refrain from trading in Company securities for a period of two (2) business days after the information is publicly announced by the Company to allow time for the investing public to receive and absorb the information.

Specific exceptions may be made when the applicant does not possess material, non-public information, personal circumstances warrant the exception and the exception would not otherwise contravene the law or the purpose of this Policy. Trades in Company securities under a stock plan (a “Plan”) which complies with the requirements of Rule 10b5-1 and other applicable rules or sections of the Securities Exchange Act of 1934 (the “Exchange Act”) are also exempt from the blackout periods provided for under this Policy, or other blackout periods instituted from time to time by the Company, unless the employee is notified otherwise. Any request for an exception or qualification of a Plan shall be directed to the Company’s Chief Financial Officer or such other person designated by the Chief Financial Officer.

Special Prohibitions Regarding Company Securities

Directors and executive officers of the Company required to comply with the beneficial ownership reporting requirements of Section 16 of the Exchange Act (“Section 16”) are prohibited from purchasing Company securities on margin, holding Company securities in a margin account, borrowing against any account in which Company securities are held or otherwise pledging Company securities as collateral for a loan.

Directors and executive officers are also prohibited by law from engaging in “short selling” of Company securities, including “selling against the box.”

For all other employees subject to a quarterly blackout period under this Policy, although purchases on margin and the pledging of or borrowing against Company securities are not strictly prohibited, such activities are strongly discouraged and advance consultation with the Chief Financial Officer of the Company is required.

Given the relatively short term of publicly traded options, transactions in options may create the appearance that a director, executive officer or employee of the Company is trading based on material, non-public information or that such person’s attention is focused on short-term performance at the expense of the Company’s long-term objectives. Similarly, certain forms of hedging or monetization transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds, allow a person to lock in much of the value of his or her stockholdings, often in exchange for all or part of the potential for upside appreciation in the securities. These transactions would allow the person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, a director, executive officer or employee engaged in such transaction may no longer have the same objectives as the Company’s other stockholders. For these reasons, directors and executive officers required to comply with Section 16 and any employee subject to the quarterly blackout period under this Policy are prohibited from engaging in transactions in puts, calls or other derivative securities on an exchange or in any other organized market and from engaging in any hedging transaction. Other employees are urged to use caution if they do engage in such transactions.

Inquiries

Any questions about this Policy, its application to a proposed transaction or the requirements of applicable laws should be directed to the Company’s Chief Financial Officer.

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